  As filed with the Securities and Exchange Commission on February 23, 1996
                                                 Registration No.33-
                                                                     ---------
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  ---------
                                  FORM S-3

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933
                                  --------
                             TELXON CORPORATION
           (Exact name of registrant as specified in its charter)

               Delaware                           74-1666060
       (State of Incorporation)               ------------------
                                               (I.R.S. Employer
                                              Identification No.)

                            3330 West Market Street
                               Akron, Ohio 44333
                                 (216) 867-3700
         (Address and telephone number of principal executive offices)
                                  --------
                                                Copies to:
    Robert F. Meyerson                          Robert A. Goodman, Esq.
    Chairman and Chief Executive Officer        Ronald I. Weiss, Esq.
    3330 West Market Street                     Goodman Weiss Miller Goldfarb
    Akron, Ohio 44333                           100 Erieview Plaza, 27th Floor
    (216) 867-3700                              Cleveland, Ohio 44114
                                                (216) 696-3366
                                                (Agents to receive comments and
                                                other communications)

         (Name, address and telephone number of agents for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after this Registration Statement becomes effective.


           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                             CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                               Proposed Maximum         Proposed              Amount of
  Title of each class of                                        Offering Price      Maximum Aggregate        Registration
Securities to be Registered        Amount to be Registered      per Security (1)     Offering Price (1)           Fee
----------------------------------------------------------------------------------------------------------------------------
 5 3/4% Convertible                      $82,500,000                 100%               $82,500,000          $28,448.48
 Subordinated Notes due
 2003.
----------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par               3,000,000 shares (2)    Not applicable (2)    Not applicable (2)       NONE (2)
 value per share
============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 475(i) of the Securities Act of 1933, as amended.
(2) There are being registered hereunder the number of shares of Common Stock required at the initial conversion price for conversion of the Notes being registered hereunder, together with such additional indeterminate number of shares as may become issuable upon conversion by reason of adjustments in the conversion price. Under the terms of the Rights Agreement, dated as of
    August 27, 1987, between the registrant and Ameritrust Company National Association, as Rights Agent, until the Distribution
    Date (as defined therein), each share of Common Stock issued upon conversion will also evidence one Common Stock purchase right created under such Agreement.  No registration fee is required for Common Stock reserved for conversion or the associated purchase rights, because such shares and purchase rights will be issued for no additional consideration.
============================================================================================================================


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED FEBRUARY 23, 1996


                                 $82,500,000
                               3,000,000 Shares

                              TELXON CORPORATION

                5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                   (Interest payable January 1 and July 1)

                    Common Stock, par value $.01 per share

                                   --------

      This Prospectus relates to the resale of $82,500,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2003 (the "Notes") of Telxon Corporation, a Delaware corporation ("Telxon" or the "Company"), issued in a private placement on December 12, 1995 (the "Debt Offering"), and the resale of up to 3,000,000 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of Notes by any holders of Notes that did not purchase the Notes under the Registration Statement (of which this Prospectus is a part). The Registration Statement (of which this Prospectus is a part) does not cover the issuance of shares of Common Stock upon conversion of the Notes into shares of Common
Stock. The Notes and such shares of Common Stock issued upon conversion of the Notes may be offered from time to time for the accounts of holders of Notes named herein (the "Selling Securityholders"). See "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. The Company will not receive any proceeds from the offering of the Notes or the shares of Common Stock issuable upon conversion thereof.

      The aggregate principal amount of Notes that may be offered by the Selling Securityholders pursuant to this Prospectus is $82,500,000. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $82,500,000.

      The Notes are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock at an initial conversion price of $27.50 per share (equivalent to an initial conversion rate of approximately 36.36 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. The outstanding Common Stock is traded on the Nasdaq National Market (Symbol: "TLXN"). On February 16, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $19.75 per share.

      Interest on the Notes is payable semi-annually on January 1 and July 1 of each year commencing on July 1, 1996. The Notes are not redeemable by the Company prior to January 5, 1999. On or after January 5, 1999, the Notes are redeemable, in whole or in part, at the option of the Company at the redemption prices set forth herein, plus accrued interest. The Notes are redeemable at the option of the holder upon the occurrence of a Repurchase Event (as defined) at the principal amount thereof, plus accrued interest.

        The Notes are unsecured obligations of the Company and are subordinated in the right of payment to all existing and future Senior Indebtedness (as defined). As of December 31, 1995, the total amount of Senior Indebtedness outstanding was approximately $24.4 million. See "Description of the Notes." Because a significant portion of the Company's operations are conducted through its subsidiaries, claims of creditors and holders of indebtedness of such subsidiaries have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes.

        All of the Notes were initially issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and were transferred to the Selling Securityholders pursuant to Rule 144A(d)(4) under the Securities Act, Regulation S under the Securities Act and institutional accredited investors pursuant to Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Prior to the registration of the Notes under the Registration Statement (of which this Prospectus is a part), the Notes have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market.

        The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Notes or shares of Common Stock which may be offered hereby by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Securityholders from the sale of Notes and Common Stock which may be offered hereby by the Selling Securityholders will be the purchase price of such Notes or Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

        The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or shares of Common Stock purchased by them may be deemed to be underwriting commission or discounts under the Securities Act.

        The Company will not receive any of the proceeds from the sale of the Notes or Common Stock. The Company has agreed to bear certain expenses in connection with the registration and sale of the Common Stock being offered by the Selling Securityholders.

        The Company intends that the Registration Statement of which this Prospectus is a part will remain effective until three years after the date of the Debt Offering or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities.

                                   -------

        SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                                   --------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
           STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

        Itronix(R) is a registered trademark of the Company's Itronix Corporation subsidiary. Aironet is a trademark of the Company's Aironet Wireless Communications, Inc. subsidiary. All rights are fully reserved.

                        TABLE OF CONTENTS
AVAILABLE INFORMATION ......................................    5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............    6

PROSPECTUS SUMMARY .........................................    7

RISK FACTORS ...............................................   11

USE OF PROCEEDS ............................................   20

SELLING SECURITYHOLDERS ....................................   20

DESCRIPTION OF NOTES .......................................   23

DESCRIPTION OF CAPITAL STOCK ...............................   36

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS ..................   40

ERISA CONSIDERATIONS .......................................   42

PLAN OF DISTRIBUTION .......................................   43

LEGAL MATTERS ..............................................   45

EXPERTS ....................................................   45



                            AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may be inspected at the office of the

National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission under the Securities Act in Washington, D.C. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.



               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed by the Company with the Commission (File No. 0-11402) and are incorporated by reference in this
Prospectus:

             (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, including the portions of the Company's Proxy Statement for its 1995 Annual Meeting of
        Stockholders incorporated by reference therein;

             (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

             (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

             (d) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995;

             (e) The Company's Registration Statement on Form 8-A filed on December 19, 1983, with respect to the Company's Common Stock, and Amendment No. 1 thereto filed May 21, 1992, containing information relating to the Company's Restated Certificate of Incorporation and Common Stock purchase rights;

             (f)  The Company's Current Report on Form 8-K dated
        November 27, 1995;

             (g)  The Company's Current Report on Form 8-K dated
        December 7, 1995; and

             (h) The Company's Reports of Changes in Number of Shares Outstanding on Form 10-C through October 25, 1995.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes and Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Investor Relations, Telxon Corporation, 3330 West Market Street, Akron, Ohio 44333.


                              PROSPECTUS SUMMARY

        The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. For a discussion of certain risk factors in connection with this offering, see "Risk Factors."


THE COMPANY

        Telxon designs, manufactures, integrates, markets and supports wireless and mobile transaction solutions. The Company's portable tele-transaction computers ("PTCs") and its wireless local area network ("LANs") Systems are integrated with customer-specific enterprise computer systems and third party wide area networks ("WANs"), enabling mobile workers to process data on a real-time basis at the point-of-transaction. Telxon customers' need to reduce cycle times, improve asset management and create new services drives their requirement for real-time information throughout their organizations. Telxon products are sold world-wide for use in vertical markets including retail, manufacturing, field service, transportation/logistics, insurance/finance, healthcare, and route accounting.

        For more than two decades, the Company has developed and marketed portable handheld terminals to retailers and wholesalers in the grocery, drug and hardware segments. More recently, commercial demand has increased as the use of wireless PTC systems, including newly developed pen-based workslates and ruggedized notebook computers, has expanded into other retail segments, including mass merchandisers, department stores and specialty store chains. An increasing number of new markets are also adopting mobile transaction solutions; these include manufacturing, field service, transportation/logistics, insurance/finance, healthcare, utilities and public safety.

        The Company's core PTC and wireless data communication products integrate microprocessors, memory, displays, keyboards, touch screens, character recognition software, bar code readers, printers, telephone modems and local and/or wide area radios. Through a combination of proprietary application-specific integrated circuit ("ASIC") technology, data radio technology and market-responsive "fashion packaging," the Company seeks to deliver cost-effective, tailored solutions that meet the technical and ergonomic needs of the Company's targeted markets. Telxon pioneered the commercialization of spread spectrum radio frequency ("RF") technology in LANs for vertical market applications. The Company's wireless data networks are designed for integration of wireless access points, RF client-server controller boards and microcellular software. Telxon's microcellular architecture network software allows PTCs to roam seamlessly through large buildings or geographic areas with uninterrupted data flow.

        At the center of Telxon's marketing efforts is its Vertical Systems Group ("VSG"). The VSG is composed of industry-specific marketing groups which partner with the Company's own sales and technical support personnel and a network of value-added resellers and system integrators to provide solutions for targeted vertical markets.

        The Company delivers products, systems and services to worldwide customers through its Global Sales, Marketing and Technical Services Group, consisting of the North American, International and Global Technical Services Divisions. The North American and International Divisions sell through direct sales forces and through selected value-added resellers, system integrators, original equipment manufacturers, distributors and strategic partners. The North American Division maintains sales offices throughout the continental United States and Canada. International sales are supported through subsidiaries located in Australia, Belgium, France, Germany, Italy, Japan, Spain and the United Kingdom and distributors in Africa, Asia, Europe, Mexico, the Middle East and South America. Distributor support offices are located in Belgium, Brazil and Singapore. The Global Technical Services Division is responsible for developing and integrating PTC products, application systems, wireless networks and systems integration services for the North American and International Divisions.

        Telxon products are assembled and tested for quality assurance at the Company's manufacturing and warehouse facility located in Houston, Texas. The Company's National Service Center is located in an adjacent facility on the Houston campus. The Company also operates manufacturing facilities through its Itronix(R) subsidiary in Spokane, Washington and through its Aironet(TM) subsidiary in Markham, Ontario, Canada. The Company maintains an International Procurement Office in Singapore to procure materials, sub-assemblies and some finished products from lower cost suppliers.

        The Company's corporate headquarters are located at 3330 West Market Street, Akron, Ohio 44333, (216) 867-3700. Except as the context may otherwise require, the terms "Telxon" and the "Company" also include all subsidiaries.


THE OFFERING

Issuer .............................              Telxon Corporation.

Securities Offered .................              $82,500,000 aggregate principal amount of 5 3/4%
                                                  Convertible Subordinated Notes due 2003.

Interest ...........................               Interest is payable semiannually on January 1 and July 1 of each year at 5 3/4% per annum commencing July 1, 1996.
                                                   See "Description of Notes -- General."

Maturity ...........................               January 1, 2003.

Conversion Rights ..................               The Notes are convertible into Common Stock at the option
                                                   of the holder at any time after February 10, 1996 and at or before maturity, unless previously redeemed, at a
                                                   conversion price of $27.50 per share (equivalent to a
                                                   conversion rate of approximately 36.36 shares per $1,000
                                                   principal amount of Notes), subject to adjustment in certain events. See "Description of Notes--Conversion of Notes."
Redemption at the
Option of the
Company .............................              The Notes are redeemable at any time on or after
                                                   January 5, 1999, in whole or in part, at the option of the

                                                   Company, at declining redemption prices set
                                                   forth herein, together with accrued interest.
                                                   See "Description of Notes--Optional Redemption
                                                   by the Company."

Repurchase at Option
of Holders Upon
Repurchase Event ....................              In the event any Repurchase Event (as defined)
                                                   occurs, each holder of Notes may require the
                                                   Company to repurchase all or any part of the
                                                   holder's Notes at 100% of the principal amount
                                                   thereof plus accrued interest to the repurchase
                                                   date. See "Description of Notes--Repurchase at
                                                   Option of Holders Upon Repurchase Event."

Subordination .......................              The Notes are unsecured and subordinated to all
                                                   existing and future Senior Indebtedness (as
                                                   defined) and are effectively subordinated to all
                                                   existing and future indebtedness and other
                                                   liabilities of subsidiaries of the Company.  At
                                                   December 31, 1995, the Company had approximately
                                                   $24.4 million of outstanding indebtedness
                                                   constituting Senior Indebtedness and the
                                                   subsidiaries of the Company had approximately
                                                   $31.4 million of outstanding indebtedness and
                                                   other liabilities (excluding intercompany
                                                   liabilities and approximately $3.1 million in
                                                   subsidiaries' notes and letters of credit
                                                   guaranteed by the Company which are included in
                                                   the amount of Senior Indebtedness) to which the
                                                   Notes were effectively subordinated. The
                                                   Indenture contains no limitations on the
                                                   incurrence of additional indebtedness or other
                                                   liabilities by the Company and its subsidiaries.
                                                   See "Description of Notes--Subordination of
                                                   Notes."

Use of Proceeds .....................              The Company will not receive any of the proceeds
                                                   from the sale of any of the Notes or the Common
                                                   Stock issuable upon conversion thereof.

Trading .............................              Prior to the resale thereof pursuant to
                                                   this Registration Statement, each of the Notes
                                                   was eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL")
                                                   Market.  Notes sold pursuant to this
                                                   Registration Statement will no longer be
                                                   eligible for trading in the PORTAL Market.  The shares
                                                   of Common Stock issuable upon conversion of the Notes have been authorized for listing on the Nasdaq
                                                   National Market ("NNM") upon official notice of
                                                   issuance. The Company's

                                                   Common Stock is traded on the NNM under the
                                                   symbol TLXN.


                                 RISK FACTORS

        The following risk factors should be considered carefully in addition to the other information contained in or incorporated by reference in this Prospectus before purchasing the Notes offered hereby:

        FACTORS AFFECTING OPERATING RESULTS. The Company's results of operations are affected by a wide variety of factors, including economic conditions specific to the industries in which it competes, decreases in average selling price over the life of any particular product, the timing and manufacturing complexity of new product introductions (both by the Company and its competitors), the timely implementation of new manufacturing technologies, the ability to safeguard patents and other intellectual property in a rapidly evolving market, and the rapid increase in demand for some products and the rapid decline in demand for others. Market demand for the Company's products, particularly for those most recently introduced, can be difficult to predict. This could lead to revenue volatility if the Company were unable to provide sufficient quantities of specified products in a given quarter or if demand for new products does not develop as anticipated.

        The Company's shipments during any particular quarter generally represent orders received either during that quarter or shortly before the beginning of that quarter. Shipments for orders received in a fiscal quarter are generally filled from products manufactured in that quarter. The Company endeavors to maintain sufficient levels of raw materials and components to meet the delivery requirements of its customers. There can be no assurance, however, that during any given quarter the Company has or can procure the appropriate mix of raw materials and components to accommodate any given order. Therefore, the Company's financial performance in any given quarter is dependent to a significant degree upon obtaining orders in that quarter which can be manufactured and delivered to its customers in that quarter. Financial performance for any given quarter cannot be known or fully assessed until near the end of that quarter.

        The Company has historically recognized a substantial portion of its product revenues in the last month of each quarter. A significant portion of the Company's expenses is relatively fixed, and the timing of increases or decreases in such expenses is based in large part on the Company's forecast of future revenues. As a result, the Company may be unable to quickly adjust expenses to appropriate levels in the event that the level of actual or potential business is greater or lesser than that anticipated by the Company, which could have a material adverse effect on the Company's results of operations.

        COMPETITION. The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, introduction of new products with improved performance characteristics, product obsolescence and price erosion. Failure to keep pace with product and technological advances could negatively affect the Company's competitive position and prospects for growth. The Company competes directly and indirectly with a number of companies in its market segments. Frequent competitors include Symbol Technologies, Inc. ("Symbol") and Norand Corporation. In addition, companies that are participants in the broader computer industry are potential competitors. Some of the Company's competitors and potential competitors have substantially greater financial, technical, intellectual property, marketing and human resources than the Company.

        DEPENDENCE ON NEW PRODUCTS. The Company's future success depends on its ability to develop and introduce on a timely basis new or enhanced products which will compete effectively on the basis of price and performance. The success of new product introductions is dependent upon several factors, including timely completion of new product designs, the ability to manufacture new products, achievement of acceptable margins and market acceptance.

        There can be no assurance that the Company's research and development activities will lead to the identification or successful introduction of new or enhanced products or that the Company will not encounter delays or problems in connection therewith. Furthermore, customers may defer purchases of existing products in anticipation of new or enhanced products. Moreover, there can be no assurance that there will not be delays in commencing volume production of such products or that such products will ultimately be commercially successful.

        In addition, the average selling prices for computer products generally decrease over the products' lives. To mitigate such decreases, the Company seeks to reduce manufacturing costs of existing products and to introduce new products, functions and other price/performance-enhancing features. To the extent that such cost reductions, product enhancements and new product introductions do not occur in a timely manner or do not achieve market acceptance, the Company's operating results could be materially adversely affected.

        PRODUCT AND PROCESS DEVELOPMENT AND TECHNOLOGICAL CHANGE; RECENT ACQUISITIONS AND MANAGEMENT OF GROWTH. Markets for the Company's products are characterized by rapid changes in both product architectures and process technologies. The Company believes that its future success will depend, in part, upon its ability to continue to improve its product architectures and develop new technologies in order to remain competitive.

        The Company's sales have been and continue to be concentrated in the retail industry. The Company's future growth will depend, in part, on its ability to successfully penetrate and expand its sales in new markets. There can be no assurance that such penetration and expansion of new markets can be achieved.

        The Company believes its future success is also dependent, in part, upon its ability to continue to enhance and broaden its current line of products through internal development and the acquisition of new businesses and technologies. There can be no assurance that the Company will be able to identify, acquire or profitably operate new businesses or otherwise implement its growth strategy successfully. For the Company to manage its growth and integrate any newly acquired entities, it must continue to improve operations and financial and management information systems and effectively motivate and manage employees. If the Company is unable to successfully pursue and manage such growth, its business and results of operations could be materially adversely affected.

        INTELLECTUAL PROPERTY. The Company regards certain of its hardware and software products as proprietary and relies on a combination of United States and foreign patent, copyright, trademark and trade secret laws, as well as license and other contractual confidentiality provisions, to protect its proprietary rights. There can be no assurance that the Company's pending United States or foreign patent applications will be approved or that its issued United States or foreign patents or pending applications will not be challenged, invalidated or circumvented by competitors, or that rights granted thereunder will provide meaningful proprietary protection. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent or license from others technologies that are substantially equivalent or superior to the Company's technologies.

        The Company's products also utilize hardware and software technologies licensed from third parties, including patent rights licensed from Symbol necessary for the Company's manufacture and sale of its integrated laser scanning terminals which account for a material portion of the Company's current sales. There can be no assurance that the Company will be able to license needed technologies in the future. An early termination of certain of these license agreements (including the Symbol license) could have a material adverse effect on the Company's ability to market certain of its products and, hence, on its business, results of operations and financial condition.

        The Company believes that its products, processes and trademarks do not infringe on the rights of third parties, but there can be no assurance that third parties will not assert infringement or other related claims against the Company or its licensors in the future, that any such assertions by third parties will not result in litigation or that the Company and/or its licensors would prevail in any such litigation or be able to license any valid and infringed patents or other intellectual property from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources of the Company. Any infringement claim or related litigation against the Company could materially adversely affect the Company's ability to market its products and, hence, its business, financial condition and results of operations.

        DEPENDENCE UPON KEY SUPPLIERS AND MANUFACTURING CAPABILITY. Many components and sub-assemblies for the Company's products are purchased from outside sources. Certain of the Company's products, sub-assemblies and components are procured from a single source supplier and others are procured from only a limited number of suppliers. The Company has in the past encountered, and may in the future encounter, shortages of supplies and delays in deliveries of such products, sub-assemblies and components. While such shortages and delays could have a material adverse effect on the Company's ability to ship its products, the Company has not suffered any such effects as the result of past shortages and delays. Additionally, the Company does not believe that the loss of any one supplier would have a material long-term adverse effect on its business, although set-up costs and delays could occur if the Company changes any single source supplier.

        Certain of the Company's manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to reduce product costs and improve performance. From time to time, the Company has experienced production difficulties that have caused delivery delays and quality problems. There can be no assurance that the Company will not experience manufacturing problems and product delivery delays in the future as a result of, among other things, changing process technologies, ramping production and installing new equipment at its facilities.

        The Company's principal manufacturing and service facility is located in Houston, Texas. If the Company were unable to use this facility, as a result of a natural disaster or otherwise, the Company's operations would be materially adversely affected until the Company could obtain other production and service capability.

        Telxon's International Procurement Office located in Singapore provides the Company with the opportunity to procure materials and components from lower cost suppliers, as well as the opportunity to employ lower cost manufacturing capabilities. In addition, the Company subcontracts the manufacture of certain of its products outside of the United States. International procurements, however, are subject to the risks inherent in foreign operations, such as protective tariffs, trade disputes, export/import controls and transportation delays and interruptions.

        RISKS OF SALES OUTSIDE OF THE UNITED STATES. In recent years, approximately 26-30% of the Company's revenues has been from sales to customers located outside of the United States. Sales outside of the United States carry a number of inherent risks, including risks of currency exchange fluctuations, the need for export licenses, tariffs and other potential trade barriers and regulations, transportation delays and interruptions, reduced protection for intellectual property rights in some countries, the impact of recessionary environments in economies outside the United States and generally longer receivables collection periods. The Company's business is also subject to the risks associated with changes in domestic or foreign regulatory requirements and safety and quality standards. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be imposed by the United States or other countries upon the importation or exportation of the Company's products or supplies in the future or what, if any, effect such actions would have on the Company's financial condition and results of operations.

        GOVERNMENT REGULATIONS. The Company believes that all of its products are in material compliance with currently applicable government regulations. The European Economic Community recently promulgated new electromagnetic emissions ("EMC") standards which required various Company products to be re-certified, and in some cases, modified by January 1, 1996. Most of the products which the Company intends to sell into the European market have been modified to bring them into compliance with these new standards, but there can be no assurance that the remaining products can be made compliant. In addition, future regulatory changes may require modifications to certain of the Company's products in order for the Company to continue to be able to manufacture and market these products. There can be no assurance that more stringent regulations will not be issued in the future which could have a material adverse effect on the business of the Company. In addition, sales of the Company's products could be adversely affected if more stringent safety standards are adopted by customers.

        Certain of the Company's products intentionally transmit radio signals as part of their normal operation. These products are subject to regulatory approval by the Federal Communication Commission ("FCC") and corresponding authorities in each country in which they are marketed. Such approvals are typically valid for the life of the product unless and until the circuitry of the product is altered in material respects, in which case a new approval may be required.

        Current FCC regulations permit license-free operations of FCC certified spread spectrum wireless products in specific frequency bands. While the Company believes that, in practice, spread spectrum communication devices generally have not caused material interference with other transmission sources because of the relatively low power output levels of spread spectrum devices, spread spectrum users are secondary users who have a lower priority than instrumentation and non-communications devices and licensed users operating in these same bands. In the event there is interference between higher priority users and spread spectrum users, a higher priority user can require the spread spectrum user to curtail transmissions that create interference. This could require the Company and its customers, as well as other companies reliant on spread spectrum technology, to modify their products to avoid interference.

        Regulatory changes, including changes in the allocation of available frequencies, could significantly impact the Company's operations by restricting the Company's development efforts, obsoleting current products or increasing the opportunity for additional competition. There can be no assurance that new regulations will not be promulgated which could have a material adverse effect on the Company's business and results of operations.

        The Company also is subject to regulatory requirements in international markets, and there can be no assurance that the Company will be able to comply with regulations in any particular country. Changes in, or the failure by the Company to comply with, applicable domestic and international regulations could have a material adverse effect on the Company's business and operating results.

        DEPENDENCE ON KEY PERSONNEL. The Company's future depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could have a material adverse effect on the Company's business, financial condition and results of operations.

        HEALTH AND SAFETY RISKS. There has been publicity regarding the potentially adverse effects of electromagnetic emissions from cellular telephones. While the Company's wireless networking products also emit electromagnetic radiation, the Company believes its products pose no material safety concerns because of the low power output of the Company's products and the distance typically maintained between the Company's products and the end user in normal operation. There can be no assurance, however, that safety issues related to the Company's products will not arise in the future. Any such safety issues could have a material adverse effect on the Company's business. Even if such safety concerns prove to be baseless, the resultant publicity could have a material adverse effect on the Company's stock price and its ability to market its products.

        PENDING LITIGATION. The Company, former President and Chief Executive Officer Raymond D. Meyo and then current President, Chief Operating Officer and Chief Financial Officer Dan R. Wipff are defendants in a federal court class action suit filed on behalf of Telxon stockholders who purchased Common Stock between May 20, 1992 and December 14, 1992. The plaintiffs assert claims for fraud on the market and negligent misrepresentation, based upon alleged misrepresentations and omissions with respect to the Company's financial performance and prospects, and for alleged trading activities of the named individual defendants. The class action seeks unspecified compensatory damages, the imposition of a constructive trust on certain of the defendants' assets and other unspecified extraordinary equitable and/or injunctive relief, interest, attorneys' fees and costs. On September 14, 1995, subsequent to the certification of the class and the completion of discovery (other than of experts), the trial court granted each defendant summary judgment on all counts. The plaintiffs have appealed the granting of summary judgment to the defendants to the United States Sixth Circuit Court of Appeals, and the Company presently expects that the parties' briefing of the appeal may be completed during the fourth quarter of fiscal 1996. No date for oral argument of the appeal has been set. The defendants intend to continue vigorously defending the class action. There can be no assurance that the summary judgment as to the Company will be upheld on appeal on all counts or as to the ultimate outcome of any portion of the case with respect to which the summary judgment may be reversed.

        The Company is a nominal defendant in a stockholder derivative action filed in the Delaware Court of Chancery which, following the court's dismissal of the plaintiff's allegations of corporate waste, is in the early stages of discovery on the remaining claims of breach of fiduciary duty with respect to certain transactions entered into by Telxon and compensation amounts paid by the Company. The other defendants are Robert F. Meyerson, Chairman of the Board, Chief Executive Officer and a director; Dan R. Wipff, then President, Chief Operating Officer, Chief Financial Officer and a director; Robert A. Goodman, Corporate Secretary and an outside director; Norton W. Rose, an outside director and Dr. Raj Reddy, an outside director. The complaint seeks an accounting, injunction, rescission, attorneys' fees and costs, but no monetary relief is sought by the plaintiff from the Company.

        ENVIRONMENTAL MATTER. The Company has been advised by the owner of a facility formerly leased by the Company ("Facility") that there is alleged soil contamination at the Facility which the owner asserts was caused and should be remediated by the Company. To date, there is no outstanding claim for damages, and no suit has been threatened or filed. The Company, with the assistance of professional environmental consultants which have been engaged to investigate the matter and assist the Company, is presently attempting to determine if the Facility is, in fact, contaminated and, if so, the scope, nature and cause of that contamination. Once obtained, such information will permit the Company to determine the extent of its responsibility, if any, relating to any such contamination, as well as the potential cost of remediation, if such remediation is ultimately required to be undertaken by the Company.

        At present, because the necessary investigation has only recently been initiated, the Company cannot determine if remediation will be required to be undertaken by the Company and, if required, what the ultimate remediation cost would be. The Company has been advised by its various insurance providers that, based on their preliminary examination of the matter, their policies do not provide coverage to the Company relating to the subject contamination. The Company has not conceded the denial of such coverage and may hereafter assert claims for coverage, if that becomes appropriate.

        The Company, based on its initial assessment of the situation and its knowledge of the Facility, believes that the ultimate resolution of the matter will not have a material adverse effect on the Company's business, financial condition or results of operation. Notwithstanding the foregoing, it is possible that if the Company were to be required to remediate any environmental contamination relating to the Facility, the associated costs could have a material adverse effect on results of operations for one or more quarters in which the associated charge(s) would be taken.

        SUBORDINATION. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of any insolvency, liquidation or reorganization of the Company, default on Senior Indebtedness, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are effectively subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. As of December 31, 1995, the Company had approximately $24.4 million of outstanding indebtedness constituting Senior Indebtedness, and the subsidiaries of the Company had approximately $31.4 million of indebtedness and other liabilities (excluding intercompany liabilities and approximately $3.1 million in subsidiaries' notes and letters of credit guaranteed by the Company which are included in the amount of Senior Indebtedness) to which the Notes were effectively subordinated. The Company anticipates that from time to time it and its subsidiaries will incur additional indebtedness, including Senior
Indebtedness.   See "Description of Notes -- Subordination of Notes."

        CORPORATE STRUCTURE. The Notes are obligations exclusively of the Company. Since a significant portion of the operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are, to that extent, dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Moreover, any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

        Because a significant portion of the Company's operations are conducted through its subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of trade creditors of such subsidiaries, have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. As of December 31, 1995, there was approximately $31.4 million of indebtedness and other obligations of subsidiaries of the Company (excluding intercompany liabilities of approximately $3.1 million in subsidiaries' notes and letters of credit guaranteed by the Company) outstanding as to which the Notes were effectively subordinated. The Indenture does not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiaries can create, incur, assume or guarantee.

        LIMITATIONS ON REPURCHASE OF NOTES. Upon the occurrence of a Repurchase Event (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing to pay the repurchase price for all Notes tendered by holders thereof. In addition, the terms of certain of the Company's existing debt agreements prohibit the Company from purchasing any Notes and also identify certain events that would constitute Repurchase Events, as well as certain other change in control events with respect to the Company or certain of its subsidiaries, that would constitute an event of default under such debt agreements. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Repurchase Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a further default under certain of the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the holders of Notes. See "Description of Notes -- Repurchase at Option of Holders Upon Repurchase Event."

        VOLATILITY OF PRICE OF STOCK AND NOTES. There has been a history of significant volatility in the market prices for securities of technology companies, including the Company's Common Stock and 7 1/2% Convertible Subordinated Debentures Due 2012. It is likely that the market price of the shares of the Company's Common Stock and its outstanding Convertible Subordinated Debentures Due 2012 will continue to be highly volatile and the price of the Notes will also be subject to such fluctuations. Factors such as the timing and market acceptance of new product introductions by the Company, the introduction of new products by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results, changes in market conditions in technology industries generally, and the other factors discussed above may have a significant impact on the market price of the Company's Common Stock, Convertible Subordinated Debentures Due 2012 and the Notes. Volatility in the price of the Company's Common Stock and Convertible Subordinated Debentures Due 2012, changes in prevailing interest rates and changes in perceptions of the Company's creditworthiness may in the future materially adversely affect the price of the Notes.

        ABSENCE OF PUBLIC MARKET FOR THE NOTES. Prior to this offering, there has been no trading market for the Notes other than through PORTAL. There can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected.

         The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under any state securities laws and, unless and until so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under applicable state securities laws. See "Description of Notes -- Registration Rights."


                               USE OF PROCEEDS

        The Notes and the shares of Common Stock offered by the Selling Securityholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.


                           SELLING SECURITYHOLDERS

        The Notes were issued by the Company pursuant to a Placement Agreement dated December 6, 1995, and, except as set forth below, were acquired by the Selling Securityholders offering Notes hereby in connection with resale transactions pursuant to Rule 144A under the Securities Act, Regulation S under the Securities Act, Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or from other holders acquiring such Notes from prior holders thereof. The following table sets forth information concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares") which may be offered from time to time pursuant to this Prospectus. Other than their ownership of Company securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table has been prepared based upon the information furnished to the Company by Bank One Trust Company, N.A., as trustee (the "Trustee") for the Notes, by the Depository Trust Company and by or on behalf of the Selling Securityholders.

                                                           Principal
                                                           Amount of
                                                             Notes                         Number of
                                                          Beneficially                     Conversion      Percentage
                                                             Owned         Percentage        Shares         of Common
                                                            That May        of Notes        That May          Stock
Name(1)                                                    Be Sold (1)     Outstanding     Be Sold (2)     Outstanding (3)
-------                                                    -----------     -----------     -----------    ---------------
Bank of Bermuda (New York) Ltd.                                300,000        *               10,909          *

Bank of New York                                             6,510,000        7.89           236,727          1.45

Bankers Trust Company                                        6,480,000        7.85           235,836          1.45

Bear Stearns Securities Corp.                                  250,000        *                9,090          *

Boston Safe Deposit & Trust Co.                             19,665,000       23.84           715,090          4.27

Chase Manhattan Bank NA                                      6,405,000        7.76           232,909          1.43

Chemical Bank                                                  330,000        *               12,000          *

Custodial Trust Company                                         65,000        *                2,363          *

First Interstate Bank of California                          5,800,000        7.032           10,909          1.30

First Tennessee Bank, NA Memphis                               630,000        *               22,909          *

Fleet Bank of Massachusetts, NA                                50,000         *                1,818          *

First National Bank of Boston                                  80,000         *                2,909          *

First National Bank of Maryland                               150,000         *                5,454          *

Harris Trust & Savings Bank                                 3,330,000         4.04           121,090          *

Investors Fiduciary Trust Company                           2,000,000         2.42            72,727          *

Investors Bank & Trust/MF Custody                           6,140,000         7.44           223,272          1.37

Lewco Securities Corp.                                      2,600,000         3.15            94,545          *

Lehman Brothers International
 Europe--Prime Broker                                         500,000         *               18,181         *

Mercantile, Safe Deposit & Trust
 Company                                                    3,220,000         3.90           117,090         *

Morgan Stanley Trust Company                                1,000,000         1.21            36,363         *

NBD Bank, NA                                                   65,000         *                2,363         *

Nations Bank of Texas Trust #1                                 75,000         *                2,727         *

Northern Trust Co.-Trust                                    1,165,000         1.41            42,363        *

OCM Convertible LP                                            250,000         *                9,090        *

Palisades Partners LP                                          30,000         *                1,090        *

PNC National Association                                    1,000,000         1.21            36,363        *

Robertson, Stephens & Company, LP                             150,000         *                5,454        *

                                      21

Sanwa Bank California                                        2,550,000        3.09            92,727          *

SSB--Custodian                                               11,355,000       13.76           412,909          2.51

Texas Commerce Bank, NA                                         75,000       *                 2,727          *

Wachovia Bank North Carolina                                   280,000       *                10,181          *

-------------------
* Less than 1%.

(1) The information set forth herein is as of February 2, 1996 and will be updated as required.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $27.50 in principal amount of
    Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the
    Notes; cash will be paid in lieu of fractional shares, if any.

(3) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 16,046,668 shares of Common
    Stock outstanding as of December 31, 1995, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.



        The information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. In addition, the per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $82,500,000 which may be converted into 3,000,000 shares of Common Stock.

        The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and shares of Common Stock to the public pursuant to this Prospectus other than selling commissions and fees.

        Because the Selling Securityholders may offer all or some of the Notes and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or shares of Common Stock that may be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of Notes or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

                             DESCRIPTION OF NOTES

        The Notes were issued under an indenture dated as of December 1, 1995 (the "Indenture"), between the Company and the Trustee. This Prospectus is being filed pursuant to the Registration Rights Agreement dated as of December 1, 1995 by and among the Company and the initial purchasers of the Notes ("Registration Rights Agreement"). Copies of the Indenture and Registration Rights Agreement are available from the Trustee upon request by a registered holder of the Notes. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

        The Notes are unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes are limited to $82,500,000 aggregate principal amount, are issued only in denominations of $1,000 or any multiple thereof and will mature on January 1, 2003, unless earlier redeemed at the option of the Company or repurchased upon a Repurchase Event (as defined).

        The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Repurchase at Option of Holders Upon Repurchase Event" below.

        The Notes bear interest at the annual rate of 5 3/4% from December 12, 1995, payable semi-annually on July 1 and January 1, commencing on July 1, 1996, to holders of record at the close of business on the preceding June 15 and December 15, respectively (other than with respect to a Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Repurchase Event, during the period from the record date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable to the extent required to the holder of the Note or portion thereof redeemed or repurchased) or converted after the record date and before the next succeeding interest payment date except to the extent that at the time such Note or portion thereof is submitted for conversion, such Note or portion thereof was required to be accompanied by funds equal to interest payable on such succeeding interest payment date on the principal amount so converted; see "Conversion of Notes" below). Interest may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

        Principal and premium, if any, will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in New York, New York, which is an agency of the Trustee.

        NO LEGENDS. Notes and Common Stock sold hereunder will not bear legends restricting the transferability thereof.

CONVERSION OF NOTES

        The holders of Notes, subsequent to February 10, 1996 through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, are entitled to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the initial conversion price of $27.50 per share of Common Stock, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in payment of the redemption price. A Note in respect of which a holder is exercising its option to require repurchase upon a Repurchase Event may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

        The initial conversion price of $27.50 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase

Common Stock at less than the Current Market Price (as defined) of the Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the daily Closing Prices (as defined) of the Common Stock for the ten consecutive Trading Days (as defined) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; and (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v).

        Upon conversion of the Notes, the holders will receive, in addition to the Common Stock issuable upon such conversion, the Common Stock purchase rights issuable under the Company's Rights Plan (as defined) and described under "Description of Capital Stock -- Rights Plan", notwithstanding the occurrence of an event causing such rights to separate from the Common Stock at or prior to the time of conversion. In addition, the Indenture provides that if the Company implements a new stockholder rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, the rights issued under such plan (notwithstanding the occurrence of an event causing such rights to separate from the Common Stock at or prior to the time of conversion).

        In the case of (i) any reclassification or change of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, or other property or assets

(including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

        In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

        The Company, from time to time and to the extent permitted by law, may reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

        The Notes are not entitled to any sinking fund. At any time on or after January 5, 1999, the Notes will be redeemable at the Company's option on at least 30 and not more than 60 days' notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption.

        If redeemed during the 12-month period beginning January 1:




                                   Redemption
                            Year      Price
                           ----     ---------
                           1999     103.2857%
                           2000     102.4643
                           2001     101.6429
                           2002     100.8214

and 100% at January 1, 2003; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Notes being redeemed.

        If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes are selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON REPURCHASE EVENT

        The Indenture provides that if a Repurchase Event occurs, each holder of Notes shall have the right to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 30 days after the date of the Company Notice (as defined), for cash at a price equal to 100% of the principal amount thereof (the "Repurchase Price") plus accrued and unpaid interest to, but excluding, the Repurchase Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Repurchase Date).

        Within 30 days after the occurrence of a Repurchase Event, the Company or, at the Company's request, the Trustee is obligated to give to all holders of record of Notes a notice (the "Company Notice") of the occurrence of such Repurchase Event and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a holder of such Notes must deliver to the Trustee on or before the 30th day after the date of the Company Notice written notice of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

        A "Repurchase Event" will be deemed to have occurred at such time after the original issuance of the Notes as:

             (i) any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving the Company), of shares of capital stock of the Company entitling such Person to exercise in excess of 50% of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors; or

            (ii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction pursuant to which the holders of the Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (b) any merger (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock);

provided, however, that a Repurchase Event shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately before the Repurchase Event shall equal or exceed 105% of the conversion price in effect on each such trading day, or (b) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Repurchase Event consists of shares of common stock traded on a national securities exchange or quoted on the NNM (or which will be so traded or quoted when issued or exchanged in such connection with such Repurchase Event) and as a result of such transaction or transactions such Notes become convertible solely into such common stock. The term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act.

        To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the holders thereof upon a Repurchase Event.

        The Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The repurchase right was not the result of management's knowledge or any effort to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, this right was the result of negotiations between the Company and the initial purchasers of the Notes.

        The foregoing provisions would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, a change in control of the Company or other transactions involving the Company that may adversely affect such holders.

        The Company's ability to repurchase Notes upon the occurrence of a Repurchase Event is subject to limitations. If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the terms of certain of the Company's existing debt agreements prohibit the Company from purchasing any Notes and also identify certain events that would constitute Repurchase Events, as well as certain other change in control events with respect to the Company or certain of its subsidiaries, which would constitute an event of default under such debt agreements. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Repurchase Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. Any failure by the Company to repurchase the Notes when required following a Repurchase Event would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Repurchase Event may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "Subordination of Notes" below and "Risk Factors--Subordination."

SUBORDINATION OF NOTES

        The indebtedness evidenced by the Notes is subordinated, to the extent provided in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined). Upon any distribution of assets of the Company resulting from any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Notes is subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

        The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have become due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        By reason of the subordination provisions described above, holders of Senior Indebtedness may, in the event of the Company's bankruptcy, dissolution or reorganization, receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

        The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is "pari passu" or "junior" to the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company or (ii) the Company's
7 1/2% Convertible Subordinated Debentures Due 2012. The term "Indebtedness" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person as lessee required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person, and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with any lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses
(a) through (d), (f) any indebtedness or other obligations described in clauses
(a) through (d) secured by any
mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and, (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

        The term "Designated Senior Indebtedness" means the Credit Agreement (as defined), the Bank One Note (as defined), and any other Senior Indebtedness if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness). The "Credit Agreement" is the Company's Amended and Restated Revolving Credit, Term Loan and Security Agreement with The Bank of New York Commercial Corporation, as Agent for the lenders, and the "Bank One Note" means the Company's Business Purpose Revolving Promissory Note owing to Bank One, Akron, N.A. The Company has entered into a commitment letter and is presently negotiating with The Bank of New York (an affiliate of The Bank of New York Commercial Corporation) for a new, five year unsecured credit facility for up to $100 million being arranged with a syndicate of prospective participating lenders to replace the Credit Agreement and anticipates entering into such new credit arrangements prior to the expiration of the Bank One Note. The Company is also engaged in discussions with Bank One, Akron, N.A. toward a continuing, unsecured guidance facility for up to $20 million to supplement the proposed new unsecured credit facility. The Company expects that both of such new credit facilities will be Designated Senior Indebtedness. However, there can be no assurance that the Company will be able to consummate either of such new credit facilities on terms satisfactory to it or the amounts thereof.

        The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company are partially dependent upon the earnings of any such subsidiaries (some of which are less than wholly owned) and the distribution of those earnings, or upon loans or other payments of funds, by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and other payments to the Company by any such subsidiaries could be subject to statutory or contractual restrictions, could be contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

        Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

        At December 31, 1995, the Company had approximately $24.4 million of outstanding indebtedness constituting Senior Indebtedness and the subsidiaries of the Company had approximately $31.4 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and approximately $3.1 million in subsidiaries' notes and letters of credit guaranteed by the Company which are included in the amount of Senior Indebtedness) to which the Notes were effectively subordinated. The Indenture contains no limitations on either
(i) the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, or (ii) the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee. See "Risk Factors--Subordination" and "Risk Factors--Corporate Structure."

        In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

        The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to claims of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

        An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes (including, without limitation, any redemption price or repurchase price payable with respect to any Note); default for 30 days in payment of any installment of interest on the Notes; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; acceleration prior to maturity as a result of an event of default thereunder of the Company's 7 1/2% Convertible Subordinated Debentures Due 2012; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

        The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding. In the case of certain events of bankruptcy, insolvency or reorganization, the principal of and accrued interest on the Notes shall automatically become and be immediately due and payable.

        The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATIONS OF THE INDENTURE

        The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase any Note upon the happening of a Repurchase Event in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes without the consent of the holders of all of the Notes then outstanding.

REGISTRATION RIGHTS

        In compliance with its obligations under the Registration Rights Agreement, the Company has, at its expense, filed with and caused to be declared effective by the Commission the shelf registration statement (the "Shelf Registration Statement") on Form S-3 of which this Prospectus is a part, covering resales by holders of the Notes and the Common Stock issuable upon conversion of the Notes (collectively, the "Securities"). The Company will use its reasonable efforts to keep the Shelf Registration Statement effective until the earlier of December 12, 1998 or until the Shelf Registration Statement is no longer required for transfer of the Securities. The Registration Rights Agreement requires that (i) the Company file the Shelf Registration Statement with the Commission on or prior to 90 days after the earliest date of original issuance of any Notes (the "Closing Date") and (ii) the Company cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after the Closing Date. The Registration Rights Agreement further provides that if (i) the Shelf Registration Statement is not filed with the Commission on or prior to the date 90 days after the Closing Date, (ii) the Shelf Registration Statement has not been declared effective by the Commission within 150 days after the Closing Date or (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective) for a period of time which shall exceed 90 days in the aggregate per year (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages to each holder of Securities, during the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock issued upon conversion of the Notes held by such holder. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes or $0.01 per week per share (subject to adjustment as set forth above) of Common Stock upon conversion of the Notes for each subsequent 90-day period until the applicable Registration Statement is filed and the applicable Registration Statement is declared effective, or the Shelf Registration Statement again becomes effective, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Notes or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock. Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default. The Company is required to provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Securities. A holder who sells the Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions). Holders of the Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Securities included in the Shelf Registration Statement.

        The specific provisions relating to the registrations described above are contained in the Registration Rights Agreement.

CONCERNING THE TRUSTEE

        Bank One Trust Company, N.A., Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent, registrar and custodian with regard to the Notes. The Trustee or its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

        An affiliate of the Trustee is one of the lenders to the Company under its existing debt agreements. The Indenture contains certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee and its affiliates are permitted to engage in other transactions with the Company; provided, however, if it or any such affiliate continues to have any conflicting interest (as defined) and a default occurs with respect to the Notes, the Trustee must eliminate such conflict or resign.


                         DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 500,000 shares of Preferred Stock, $1.00 par value per share.

COMMON STOCK

        As of December 31, 1995, there were 16,046,668 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any shares of Preferred Stock outstanding at the time and any restrictions and agreements to which the Company is a party, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of Common Stock have no preemptive, conversion or redemption rights. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon conversion of the Notes will be fully paid and non-assessable.

PREFERRED STOCK

        No shares of Preferred Stock currently are outstanding. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action of the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting power (including the loss of voting control to others) and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

RIGHTS PLAN

        In 1987, the Company's Board of Directors declared a dividend of one Common Stock purchase right (a "Right") on each outstanding share of Common Stock pursuant to the Rights Agreement, dated as of August 25, 1987 (the "Rights Plan"), between the Company and AmeriTrust Company National Association, as Rights Agent (nka Society National Bank, as successor by merger). Each Right, when exercisable, entitles the registered holder to purchase one share of Common Stock at a price of $125 per share (the "Purchase Price"), subject to adjustment. Unless they become exercisable upon the occurrence of certain events as described below, or unless earlier redeemed by the Company, the Rights will expire on March 31, 1997.

        If the Company is party to a merger or other business combination transaction (not approved by the Company's incumbent directors) in which the Company is not the surviving corporation, or where the Common Stock is changed or exchanged, or 50% or more of the Company's assets or earning power are sold, each holder of a Right will have the right to receive shares of publicly traded common stock of the acquiring company having a market value of two times the Purchase Price of the Right.

        If the Company is the surviving corporation in a merger and the Common Stock is not changed or exchanged, or if an acquiring person engages in certain self dealing transactions specified in the Rights Plan, or becomes the beneficial owner of 25% or more of the outstanding Common Stock, each holder of a Right (other than the acquiring person) will have the right to receive Common Stock having a market value of two times the then current Purchase Price of the Right.

        The Rights Plan discourages hostile takeovers by effectively allowing the Company's stockholders to purchase additional shares of Common Stock at a discount following a hostile acquisition of a large block of the Company's outstanding Common Stock, and by increasing the value of consideration to be received by stockholders in certain transactions following such an acquisition. The Rights may be redeemed pursuant to the Rights Plan. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights.

        The foregoing summary description of the Rights Plan and the Rights thereunder does not purport to be complete and is qualified in its entirety by reference to the copy of the Rights Plan included in the Company's Registration Statement on Form 8-A, as amended, incorporated by reference in this Prospectus.

CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

        The Company's Restated Certificate of Incorporation contains certain provisions that reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board without the support of the then incumbent directors. The Company has classified its Board such that approximately one third of the Board is elected each year to three-year terms of office. The number of directors constituting the Board is fixed from time to time by a majority of the directors then in office. The holders of the Company's Common Stock may remove a director from office only for cause and only by the affirmative vote of the holders of at least 80% of the combined voting power of all shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. One effect of the classification of the Company's Board is to make it more difficult for a minority interest to obtain representation on the Board.

        The Company's Restated Certificate of Incorporation prohibits the taking of any action by its stockholders by written consent, as otherwise permitted by the Delaware General Corporation Law, and requires that all stockholder action be taken only at a duly called annual or special meeting of stockholders in which all stockholders of the Company have the opportunity to participate. Special meetings of stockholders may be called under the Restated Certificate of Incorporation and By-Laws by the Company's Chairman, Chief Executive Officer or President, by the Board of Directors or upon the written request of stockholders owning a majority of the Company's outstanding capital stock entitled to vote.

        The Company's Restated Certificate of Incorporation contains certain procedural requirements with respect to stockholder proposals, including director nominations, that require, among other things, delivery of advance notice of any such proposal to the Secretary of the Company at prescribed periods prior to the date of the stockholders meeting at which such proposal is to be considered.

        The effect of these provisions may be to deter attempts to obtain control of the Company or to acquire a substantial percentage of its stock (even if either such proposed transaction were at a significant premium over the then prevailing market value of the Company's Common Stock), and to deter attempts to remove the Board of Directors and management of the Company, even though some or a majority of the holders of the Company's Common Stock may believe any such actions to be beneficial.

DELAWARE GENERAL CORPORATION LAW

        As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to any interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which such stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company), or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock is Society National Bank.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

                The following is a summary of certain United States federal income tax considerations relevant to holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions in effect as of the date of this Prospectus, all of which are subject to change (possibly with retroactive effect) and different interpretations. This summary does not purport to discuss all aspects of federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders which may be subject to special tax rules (e.g., dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons). In addition, this summary does not discuss any aspect of state, local or foreign tax law and assumes that the holders will hold the Notes as "capital assets" within the meaning of Section 1221 of the Code.

                ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

                CONVERSION OF NOTES INTO COMMON STOCK. In general, no gain or loss will be recognized for federal income tax purposes on the conversion of a Note into shares of Common Stock. However, a holder will recognize capital gain (or loss) with respect to cash paid in lieu of a fractional share of Common Stock, to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the Note allocable to such fractional share. Such gain (or loss) will be long term if the Note has been held for more than one year. The adjusted tax basis of shares of Common Stock received on conversion will equal the adjusted tax basis of the Note converted, reduced by the portion of the adjusted tax basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of a holder in the Common Stock received on conversion will include the period during which he has held the converted Notes.

                CONSTRUCTIVE DIVIDEND. The conversion price of the Notes is subject to adjustment under certain circumstances. Certain adjustments in the conversion price that may occur in limited circumstances (particularly adjustments to reflect a taxable dividend to holders of Common Stock) may be deemed to constitute a constructive distribution if and to the extent that such adjustments increase the proportionate interest of a holder in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Such a constructive distribution will result in ordinary income to holders (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and accumulated earnings and profits. For example, a decrease in the conversion price in the event of distributions of evidences of indebtedness or assets to holders of Common Stock will generally result in deemed dividend treatment to holders, whereas a decrease in the event of stock dividends or the distribution of rights to subscribe for Common Stock generally will not.

      The conversion price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which constructive distribution relates and/or accumulated earnings and profits, if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which constructive distribution relates and/or accumulated earnings and profits.

      SALE, EXCHANGE OR RETIREMENT OF THE NOTES. In general, a holder will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in the Notes. Any such gain or loss would be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale or exchange. A holder's initial tax basis in a Note will be the cash price it paid therefor.

           MARKET DISCOUNT. Investors acquiring Notes pursuant to this Prospectus should note that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

                BACKUP WITHHOLDING. A holder may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments", including interest payments and, under certain circumstances, principal payments on the Notes and proceeds of a sale of Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is refundable or creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding is properly established.

                The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.


                              ERISA CONSIDERATIONS

                The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code prohibit certain transactions between persons who are "parties in interest" under ERISA or "disqualified persons" under the Code, including the extension of credit between a plan subject to ERISA or the Code (a "Plan") and a party in interest or disqualified person. Any person proposing to purchase the Notes of or on behalf of a Plan should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied.

                Accordingly, each person investing on behalf of a Plan should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Notes is appropriate, taking into account the overall investment policy of the Plan and the composition of the Plan's portfolio.


                              PLAN OF DISTRIBUTION

                This Prospectus relates to the resale of $82,500,000 of Notes issued in a private placement on December 12, 1995 and the resale of up to 3,000,000 shares of Common Stock which are initially issuable upon conversion of Notes by any holders of Notes that did not purchase the Notes under the Registration Statement (of which this Prospectus is a part). The Registration Statement (of which this Prospectus is a part) does not cover the issuance of shares of Common Stock upon conversion of the Notes into shares of Common Stock.

                The Company will not receive any of the proceeds from the offering of Notes and the shares of Common Stock issuable upon conversion thereof by the Selling Securityholders and which are sold pursuant to the Registration Statement (of which this Prospectus is a part). The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes and shares of Common Stock beneficially owned by them and which may be offered hereby from time to time on any exchange or market on which the securities are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or shares of Common Stock which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the notes of shares of Common

           Stock for whom they may act as agent. Such dealers may include the initial purchasers of the Notes, which may perform investment banking or other services for or engage in other transactions with the Company from time to time in the future.

                To the extent required, the aggregate principal amount of Notes and number of shares of Common Stock to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or shares of Common Stock offered by them hereby will be the purchase price of such Notes or shares of Common Stock less discounts and commissions, if any.

                The Notes and the shares of Common Stock which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees of commissions in connection therewith.

                The outstanding Common Stock is listed for trading on the NNM, and the Company the shares of Common Stock issuable upon conversion of the Notes have been authorized for listing on the NNM upon official notice of issuance. There is no assurance as to the development or liquidity of any trading market that may develop for the Notes.

                In order to comply with the securities laws of certain states, if applicable, the Notes and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

                The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes of shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Common Stock offered hereby by the Selling Securityholders to the public, other than selling commissions and fees.

      The Registration Statement does not cover the issuance of shares of Common Stock upon conversion of the Notes into shares of Common Stock.


                          LEGAL MATTERS

      The validity of the Notes offered hereby and the Common Stock issuable upon conversion of the Notes have been passed upon for the Company by Goodman Weiss Miller Goldfarb, Cleveland, Ohio. Robert A. Goodman, the senior partner of such firm, is a director and the Secretary of the Company. Certain members of the firm own 19,340 shares, and have options to acquire 108,500 additional shares of the Company's Common Stock.


                             EXPERTS

      The consolidated balance sheets of the Company as of March 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, incorporated by reference herein, which report is given upon the authority of said firm as experts in accounting and auditing.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


           ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

                     SEC registration fee               $28,448.48
                     Legal expenses                      35,000.00
                     Accounting fees and expenses         2,500.00
                     Printing and miscellaneous           2,000.00
                          Total                         $67,948.48

           ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                Section 145 of the Delaware General Corporation Law, under which law Registrant is incorporated, grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The provisions governing the indemnification by Registrant of its directors, officers, employees and agents are set forth in Section ELEVENTH of Registrant's Restated Certificate of Incorporation.

                Paragraph A of Article ELEVENTH provides in part as follows:

                     A. The Corporation (1) shall indemnify any person who is
                or was a director or officer of the Corporation, and (2) may, in the discretion of the Board of Directors, indemnify any person who is or was an employee or agent of the Corporation, where such director, officer, employee or agent was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Paragraphs B, C, D, E and F of Article ELEVENTH provide as follows:

                 B. The Corporation (1) shall indemnify any person who
            is or was a director or officer of the Corporation, and (2) may, in the discretion of the Board of Directors, indemnify any person who is or was an employee or agent of the Corporation, where such director, officer, employee or agent was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 C. To the extent that a director, officer, employee or
            agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Paragraph A or B of this Article ELEVENTH, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 D. Any indemnification under Paragraph A or B of this
            Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Paragraph A and B of this Article ELEVENTH. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 E. Expenses incurred in defending a civil or criminal
            action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

      Paragraph F of Article ELEVENTH provides in part as follows:

           F. The indemnification and advancement of expenses provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Registrant maintains and pays the premium on contracts insuring Registrant (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each director and officer of Registrant (with certain exclusions) against liability and expense, including legal fees, which he may incur by reason of his relationship to Registrant, even if Registrant does not have the obligation or right to indemnify him against such liability or expense.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number     Description
4.1   Indenture by and between the Registrant and Bank One Trust Company, N.A., as Trustee, dated as of December 1, 1995, regarding Registrant's 5 3/4%
      Convertible Subordinated Notes due 2003, filed herewith.

4.2 Form of Registrant's 5 3/4% Convertible Subordinated Note due 2003 issued under the Indenture included as Exhibit 4.1 above, filed herewith.

4.3   Registration Rights Agreement by and among the Registrant and Hambrecht &
      Quist LLC and Prudential Securities Incorporated, as the Initial Purchasers of
      Registrant's 5 3/4% Convertible Subordinated Notes due 2003, with respect to the registration of said Notes under applicable securities laws, filed herewith.

4.4   Text of form of Certificate for the Registrant's Common Stock, par value $.01 per share, and description of graphic and image material appearing thereon, filed as Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1995 and incorporated herein by reference.

4.5   Rights Agreement, dated as of August 25, 1987, between the Registrant and
      Ameritrust Company National Association, as Rights Agent, filed as Exhibit 2(c)
      to Amendment No. 1 to the Registration Statement on Form 8-A filed by the
      Registrant with respect to its Common Stock pursuant to Section 12(g) of the
      Exchange Act and incorporated herein by reference.

4.6   Form of Rights Certificate (included as Exhibit A to the Rights Agreement included as Exhibit 4.5 to this Registration Statement). Until the Distribution
      Date (as defined in the Rights Agreement), the Rights Agreement provides that the Common Stock purchase rights created thereunder are evidenced by the certificates for Registrant's Common Stock (the text of which and description thereof are included as Exhibit 4.4 to this Registration Statement, which stock certificates are deemed also to be certificates for such Common Stock purchase rights) and not by separate Rights Certificates; as soon as practicable after the Distribution Date, Rights Certificates will be mailed to each holder of the Registrant's Common Stock as of the close of business on the Distribution
      Date.

5.1   Opinion of Goodman Weiss Miller Goldfarb.

12.1  Computation of earnings to fixed charges.

23.1  Consent of Coopers & Lybrand L.L.P.

23.2 Consent of Goodman Weiss Miller Goldfarb (incorporated into Exhibit 5.1 hereto).

24.1  Power of Attorney and related Resolution of Board of Directors.

25.1  Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939
      of a Corporation Designated to Act as Trustee on Form T-1.



ITEM 17. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on this 23rd day of February, 1996.

                                        TELXON CORPORATION



                                        By:  /s/ Robert F. Meyerson
                                           --------------------------------
                                           Robert F. Meyerson, Chairman and
                                           Chief Executive Officer


                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                  Title                        Date
                    ---------                  -----                        ----
           /s/ Robert F. Meverson     Chairman of the Board,           February 23, 1996
           ------------------------   Chief Executive Officer
               Robert F. Meyerson     (principal  executive
                                      officer) and Director

           *   John H. Cribb          Vice  Chairman  of the           February 23, 1996
           ------------------------   Board and Director
               John H. Cribb

           *   William J. Murphy      President, Chief Operating       February 23, 1996
           ------------------------   Officer and Director
               William J. Murphy

           /s/ Kenneth W. Haver       Senior  Vice  President,         February 23, 1996
           ------------------------   Chief  Financial Officer
               Kenneth W. Haver       (principal financial officer)
                                      and Treasurer

/s/ Gerald J. Gabriel       Vice President, Financial      February 23, 1996
--------------------------  Planning  (principal
    Gerald J. Gabriel       accounting officer)

*   Dr. Rai Reddy           Director                       February 23, 1996
--------------------------
    Dr. Raj Reddy

*   Robert A. Goodman       Secretary and Director         February 23, 1996
--------------------------
    Robert A. Goodman

*   Norton W. Rose          Director                       February 23, 1996
--------------------------
    Norton W. Rose

*   Richard J. Bogomolny    Director                       February 23, 1996
--------------------------
    Richard J. Bogomolny



     *The undersigned does hereby sign this Registration Statement on Form S-3 on behalf of the above persons pursuant to powers of attorney duly executed and filed with the Securities and Exchange Commission as Exhibit 25.1 hereto, all in the capacities indicated and on the 23rd day of February, 1996.


                                           /s/ Robert F. Meyerson
                                           ------------------------------------
                                           Robert F. Meyerson, Attorney-in-Fact

                        TELXON CORPORATION

                        INDEX TO EXHIBITS

         Exhibit
         Number      Description
         -------     -----------
         4.1         Indenture by and between the Registrant and Bank One
                     Trust Company, N.A., as Trustee, dated as of
                     December 1,1995, regarding Registrant's 5 3/4%
                     Convertible Subordinated  Notes due 2003, filed
                     herewith.

         4.2         Form of Registrant's 5 3/4% Convertible Subordinated
                     Note due 2003 issued under the Indenture included as
                     Exhibit 4.1 above, filed herewith.

         4.3 Registration Rights Agreement by and among the Registrant and Hambrecht & Quist LLC and Prudential
                     Securities Incorporated, as the Initial Purchasers of
                     Registrant's 5 3/4% Convertible Subordinated Notes due
                     2003, with respect to the registration of said Notes under applicable securities laws, filed herewith.

        +4.4         Text of form of Certificate for the Registrant's Common
                     Stock, par value $.01 per share, and description of graphic and image material appearing thereon, filed as
                     Exhibit 4.2 to the Registrant's Quarterly Report on
                     Form 10-Q filed for the quarter ended June 30, 1995 and incorporated herein by reference.

        +4.5 Rights Agreement, dated as of August 25, 1987, between the Registrant and Ameritrust Company
                     National Association,  as Rights Agent,  filed  as
                     Exhibit 2(c) to Amendment No.1 to the Registration
                     Statement on Form 8-A filed by the Registrant with respect to its Common Stock pursuant to Section 12(g) of the Exchange Act and incorporated herein by reference.

         4.6         Form of Rights Certificate (included as Exhibit A to the
                     Rights Agreement included as Exhibit 4.5 to this Registration Statement). Until the Distribution Date (as

                                      i


                     defined in the Rights Agreement), the Rights Agreement provides that the Common Stock purchase rights created thereunder are evidenced by the certificates for Registrant's Common Stock (the text of which and description thereof are included as Exhibit 4.4 to this Registration Statement, which stock certificates are deemed also to be certificates for such Common Stock purchase rights) and not by separate Rights Certificates;
                     as soon as practicable after the Distribution Date, Rights
                     Certificates will be mailed to each holder of the Registrant's Common Stock as of the close of business on the Distribution Date.

         5.1         Opinion of Goodman Weiss Miller Goldfarb.

         12.1        Computation of earnings to fixed charges.

         23.1        Consent of Coopers & Lybrand L.L.P.

         23.2        Consent  of  Goodman  Weiss  Miller  Goldfarb
                     (incorporated into Exhibit 5.1 hereto).

         24.1 Power of Attorney and related Resolution of Board of Directors.

         25.1        Statement of Eligibility and Qualification Under the Trust
                     Indenture Act of 1939 of a Corporation Designated to
                     Act as Trustee on Form T-1.

           [+  PREVIOUSLY FILED.]

                                      ii